BlackRock Global Allocation Fund, Inc.

FILE #811-05576

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
11/08/06	KBW	6,800,000	9,800

Keefe, Bruyette & Woods, Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Banc of America Securities LLC; Fox-Pitt, Kelton Incorporated; JMP Securities LLC; Thomas Weisel Partners LLC; BNY Capital Markets, Inc.; FTN Midwest Securities Corp.; Morgan Keegan & Company, Inc.

11/20/06	SPIRIT AEROSYSTEM	55,083,334	2,300

Credit Suisse Securities (USA) LLC; Goldman, Sachs & Co.; Morgan Stanley & Co. Incorporated; Banc of America Securities LLC.; Citigroup Global Markets Inc.; Cowen and Company, LLC; Deutsche Bank Securities Inc.; Griffiths McBurney Corp. as Agent Affiliate of GMP Securities L.P.; Jefferies & Company, Inc.; Lehman Brothers Inc.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; RBC Capital Markets Corporation; Scotia Capital (USA) Inc.; UBS Securities LLC; Westwind Partners (USA) Inc.

3/16/07	GAFISA	39,676,600	134,700 shares	Merrill Lynch, Pierce, Fenner & Smith Incorporated; Itau Securities Inc; Citigroup Global Markets Inc; HSBC Securities (USA) Inc.; UBS Securities LLC